UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

Consolidated-Tomoka Land Co.

(Exact name of Registrant as Specified in Its Charter)

Florida	001-11350	59-0483700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida		32117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (386) 274-2202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 13, 2016, Consolidated-Tomoka Land Co., a Florida corporation (the "Company"), and its subsidiaries entered into the second amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement with Bank of Montreal (“BMO”) and the other lenders thereunder (as amended, the “Credit Facility”), with BMO acting as Administrative Agent. The Second Amendment modifies section 8.8(n) of the Credit Facility which pertains to permitted stock repurchases by the Company, by, among other things, (i) adding the gains from the sale of unimproved land, including the sale of subsurface interests or the release of surface entry rights, net of taxes incurred in connection with the sale, to the calculation of Adjusted EBITDA, as defined in the Credit Facility, for the purpose of determining the coverage ratio that must be met before the Company may repurchase shares of its own stock, and (ii) reducing the coverage ratio that must be met before the Company may repurchase shares of its own stock pursuant to section 8.8(n) from 1.75x to 1.50x. As of the date of the Second Amendment, the Company meets the required coverage ratio, therefore, subject to black-out periods and other restrictions applicable to share repurchases, the Company will be able to continue to make additional repurchases of its own common stock under its existing $10 million repurchase program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Second Amendment to Amended and Restated Credit Agreement, dated as of April 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: April 19, 2016	By:	/s/ Mark E. Patten
Mark E. Patten,
Senior Vice President and Chief Financial Officer